Exhibit 99.1

908 Devices Reports First Quarter 2024 Financial Results and Updates 2024 Revenue Outlook

First quarter 2024 product and service revenue increased 8% compared to prior year, driven by a 20% increase in handheld revenue

Acquired RedWave Technology, expanding forensics product portfolio for point-of-need applications

BOSTON – April 30, 2024 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical and biochemical analysis, today reported financial results for the quarter ended March 31, 2024.

"We had a solid start to the year with topline revenue of $10 million for the first quarter and continued to see robust demand for our handheld devices as applications for chemical detection and identification at the point of need gain further traction in the US and internationally," said Kevin J. Knopp, CEO and Co-founder. "This morning, we were excited to announce the acquisition of RedWave Technology which we believe will be a very strong strategic fit as we execute against our existing initiatives for the near- and long-term."

Recent Highlights

•	Revenue of $10.0 million for the first quarter 2024, increasing 5% compared to the first quarter 2023

o	Handheld revenue was $7.4 million, increasing 20% year over year

o	Desktop revenue was $2.6 million, decreasing 18% year over year

o	Recurring revenue was $4.5 million, increasing 8% year over year

o	45% of revenue was recurring revenue, driven by service and REBEL consumables

•	Ended the first quarter 2024 with $134.2 million in cash, cash equivalents and marketable securities, and zero debt outstanding

•	Subsequent to quarter end, acquired RedWave Technology, expanding analyte detection capabilities with a highly complementary product suite, accelerating top-line growth, and expanding margins

•	Published inaugural Environmental, Social & Governance (ESG) report, showcasing commitment to pursuing responsible, ethical, and sustainable operations

First Quarter 2024 Financial Results

Revenue was $10.0 million for the three months ended March 31, 2024, a 5% increase over the prior year period. This was primarily driven by an increase in handheld devices revenue offset by a decrease in desktop devices revenue. The installed base grew to 2,914 devices with 53 handheld devices and 8 desktop devices placed during the first quarter 2024. Recurring revenue represented 45% of total revenues in the quarter.

Gross profit was $5.0 million for the first quarter of 2024, compared to $4.4 million for the corresponding prior year period. Gross margin was 50% as compared to 46% for the corresponding prior year period.

Operating expenses were $17.7 million for the first quarter of 2024, compared to $17.4 million for the corresponding prior year period. This increase was driven by stock-based compensation and legal fees related to our acquisition, offset in part by a reduction in third party commissions and salary and related costs.

Net loss was $10.9 million for the first quarter of 2024, compared to $12.5 million for the corresponding prior year period. Net loss per share was $0.33 for the first quarter of 2024, compared to a net loss per share of $0.39 for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $134.2 million as of March 31, 2024 with no debt outstanding. Subsequent to quarter end, the Company used $45 million of cash as part of the acquisition of RedWave Technology. The Company anticipates that its cash on hand continues to be sufficient to reach cash flow breakeven.

2024 Guidance

908 Devices now expects full year reported 2024 revenue to be in the range of $63.0 million to $65.0 million, representing 25% to 29% growth over full year 2023. This includes $11 million of expected revenue from RedWave Technology, representing 8 months of ownership.

Webcast Information

908 Devices will host a conference call to discuss the first quarter 2024 financial results before market open on Tuesday, April 30, 2024 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth, including the expected revenue contribution from RedWave. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:

Barbara Russo

brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenue:
Product revenue	$7,233	$7,022
Service revenue	2,758	2,240
Contract revenue	—	225
Total revenue	9,991	9,487
Cost of revenue:
Product cost of revenue	3,210	3,786
Service cost of revenue	1,778	1,270
Contract cost of revenue	—	47
Total cost of revenue	4,988	5,103
Gross profit	5,003	4,384
Operating expenses:
Research and development	5,790	5,398
Selling, general and administrative	11,901	12,003
Total operating expenses	17,691	17,401
Loss from operations	(12,688)	(13,017)
Other income:
Other income, net	1,701	485
Loss from operations before income taxes	(10,987)	(12,532)
Benefit for income taxes	70	—
Net loss	$(10,917)	$(12,532)

Net loss per share attributable to common stockholders	$(0.33)	$(0.39)
Weighted average common shares outstanding	32,710,894	31,965,799

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and marketable securities	$134,195	$145,682
Accounts receivable, net	7,486	8,989
Inventory	16,356	14,938
Prepaid expenses and other current assets	3,831	4,181
Total current assets	161,868	173,790
Operating lease, right-of-use assets	5,754	6,233
Property and equipment, net	3,215	3,342
Goodwill	10,139	10,367
Intangible, net	7,468	7,860
Other long-term assets	1,347	1,389
Total assets	$189,791	$202,981
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$6,771	$9,904
Deferred revenue	10,483	10,629
Operating lease liabilities	2,076	2,016
Total current liabilities	19,330	22,549
Deferred revenue, net of current portion	7,871	8,571
Other long-term liabilities	5,697	6,370
Total liabilities	32,898	37,490
Total stockholders' equity	156,893	165,491
Total liabilities and stockholders' equity	$189,791	$202,981